Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FOURTH QUARTER AND 2014 FISCAL YEAR

BOISE, Idaho, September 25, 2014 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its fourth quarter and 2014 fiscal year, which ended August 28, 2014. Revenues for the fourth quarter of fiscal 2014 were $4.23 billion and were 6 percent higher compared to the third quarter of fiscal 2014 and 49 percent higher compared to the fourth quarter of fiscal 2013. Revenues for fiscal year 2014 were $16.36 billion and net income attributable to Micron shareholders was $3.05 billion, or $2.54 per diluted share. Cash flows from operations were $5.70 billion for fiscal year 2014.

GAAP Income and Per Share Data – On a GAAP(1) basis, net income attributable to Micron shareholders for the fourth quarter of fiscal 2014 was $1.15 billion, or $0.96 per diluted share, compared to net income of $806 million, or $0.68 per diluted share, for the third quarter of fiscal 2014 and net income of $1.71 billion, or $1.51 per diluted share, for the fourth quarter of fiscal 2013. The fourth quarter of fiscal 2013 included $1.48 billion, or $1.31 per diluted share, in purchase accounting gains relating to the acquisition of Elpida Memory, Inc. and Rexchip Electronics Corporation.
Non-GAAP Income and Per Share Data – On a non-GAAP(2) basis, net income attributable to Micron shareholders for the fourth quarter of fiscal 2014 was $961 million, or $0.82 per diluted share, compared to net income of $913 million, or $0.79 per diluted share, for the third quarter of fiscal 2014. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

"We are pleased with the company's performance that resulted in record revenue and earnings for the year," said CEO Mark Durcan. "Continued favorable market conditions and steady execution led to increases in sales volumes and another quarter of strong operating margins and earnings per share."

An up-front charge recorded in the fourth quarter of fiscal 2014 associated with the company's recently executed patent license agreement with Tessera Technologies led to a small decline in consolidated gross margin as compared to the third quarter of fiscal 2014. Cash flows from operations were $1.35 billion for the fourth quarter of fiscal 2014, while investments in capital expenditures were $1.33 billion. The company ended the fourth quarter of fiscal 2014 with cash and marketable investments of $5.35 billion.

The company will host a conference call Thursday, September 25 at 2:30 p.m. MT to discuss its financial results. The call, audio, slides, other operational and financial information, and guidance will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company's website until September 25, 2015. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 2237916) beginning at 5:30 p.m. MT, Thursday, September 25, 2014 and continuing until 5:30 p.m. MT, Thursday, October 2, 2014. For Investor Relations and other company updates, follow @MicronTech on Twitter at https://twitter.com/MicronTech.
Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron's common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

(1) GAAP represents U.S. Generally Accepted Accounting Principles.
(2) Non-GAAP represents GAAP excluding the impact of certain activities which the company's management excludes in analyzing the company's operating results and understanding trends in the company's earnings. Non-GAAP also includes the impact on shares used in per share calculations of the company's outstanding capped call transactions. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	August 28, 2014	May 29, 2014	August 29, 2013	August 28, 2014	August 29, 2013
Net sales	$4,227	$3,982	$2,843	$16,358	$9,073
Cost of goods sold	2,842	2,614	2,135	10,921	7,226
Gross margin	1,385	1,368	708	5,437	1,847
Selling, general and administrative	180	174	193	707	562
Research and development	358	349	267	1,371	931
Restructure and asset impairments (1)	22	9	32	40	126
Other operating (income) expense, net (2)	(3)	(3)	9	232	(8)
Operating income	828	839	207	3,087	236
Interest income (expense), net	(81)	(75)	(58)	(329)	(217)
Gain on MMJ Acquisition (3)	—	—	1,484	(33)	1,484
Other non-operating income (expense), net (4)	198	(21)	45	8	(218)
Income tax (provision) benefit (5)	87	(72)	(5)	(128)	(8)
Equity in net income (loss) of equity method investees	119	135	37	474	(83)
Net income attributable to noncontrolling interests	(1)	—	(2)	(34)	(4)
Net income attributable to Micron	$1,150	$806	$1,708	$3,045	$1,190

Earnings per share:
Basic	$1.08	$0.76	$1.65	$2.87	$1.16
Diluted	0.96	0.68	1.51	2.54	1.13

Number of shares used in per share calculations:
Basic	1,068	1,067	1,033	1,060	1,022
Diluted	1,203	1,190	1,129	1,198	1,057

CONSOLIDATED FINANCIAL SUMMARY, Continued

As of	August 28, 2014	May 29, 2014	August 29, 2013
Cash and short-term investments	$4,534	$4,264	$3,101
Receivables	2,906	2,715	2,329
Inventories	2,455	2,532	2,649
Current restricted cash (6)	—	—	556
Total current assets	10,245	9,705	8,911
Long-term marketable investments	819	545	499
Property, plant and equipment, net	8,682	8,021	7,626
Total assets	22,498	20,495	19,118

Accounts payable and accrued expenses	2,698	2,828	2,115
Current debt (4)(6)	1,638	1,508	1,585
Total current liabilities	4,811	4,760	4,125
Long-term debt (4)(6)	4,955	4,137	4,452

Total Micron shareholders' equity	10,771	9,940	9,142
Noncontrolling interests in subsidiaries	802	757	864
Total equity	11,573	10,697	10,006

	Year Ended
	August 28, 2014	August 29, 2013
Net cash provided by operating activities	$5,699	$1,811
Net cash provided by (used for) investing activities	(2,453)	(1,712)
Net cash provided by (used for) financing activities	(1,948)	322

Depreciation and amortization	2,270	1,926
Expenditures for property, plant and equipment	(2,658)	(1,244)
Payments on equipment purchase contracts	(479)	(214)
Repayments of debt	(3,843)	(743)
Proceeds from issuance of debt	2,212	1,121

Noncash equipment acquisitions on contracts payable and capital leases	587	443

(1)	Restructure and asset impairments consisted of the following:

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	August 28, 2014	May 29, 2014	August 29, 2013	August 28, 2014	August 29, 2013
Loss (gain) on impairment of LED assets	$—	$(3)	$4	$(6)	$33
Loss (gain) on impairment of MIT assets	—	—	—	(5)	62
Gain on termination of lease to Transform	—	—	—	—	(25)
Other	22	12	28	51	56
	$22	$9	$32	$40	$126

Other restructure and asset impairments included charges associated with the company's efforts to wind down and dispose of its 200mm operations, primarily in Agrate, Italy and Kiryat Gat, Israel, and charges associated with other workforce optimization activities.

(2)
Other operating expense for fiscal 2014 included a charge in the first quarter of $233 million to accrue a liability in connection with the company's settlement of all pending litigation between it and Rambus, Inc., including all antitrust and patent matters. The amount accrued represented the discounted value of amounts due under the arrangement.

(3)
On July 31, 2013, the company acquired Elpida Memory, Inc., now known as Micron Memory Japan, Inc. ("MMJ"), and an 89% interest in Rexchip Electronics Corporation, now known as Micron Memory Taiwan Co., Ltd. ("MMT"), for an aggregate of $949 million in cash. MMJ's assets include, among others, a 300mm DRAM wafer fabrication facility located in Hiroshima, Japan and an assembly and test facility located in Akita, Japan. MMT's assets include a 300mm DRAM wafer fabrication facility located in Taichung City, Taiwan. In the second and third quarters of fiscal 2014, the company purchased an additional aggregate 10.62% of MMT's outstanding common stock.

The aggregate purchase price of MMJ and MMT was $949 million compared to the provisional fair value of the net assets acquired, net of noncontrolling interests, of $2.43 billion. As a result, the company recorded a gain of $1.48 billion in connection with the acquisition in the fourth quarter of fiscal 2013. In the second quarter of fiscal 2014, the provisional amounts recorded as of the acquisition date were adjusted, primarily for pre-petition liabilities, and the company recorded a non-operating expense of $33 million for these measurement period adjustments.

(4)	Other non-operating income (expense) consisted of the following:

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	August 28, 2014	May 29, 2014	August 29, 2013	August 28, 2014	August 29, 2013
Gain from disposition of shares in Aptina	$119	$—	$—	$119	$—
Gain from Inotera issuance of shares	93	—	48	93	48
Loss on restructure of debt	(13)	(16)	—	(184)	(31)
Gain (loss) from changes in currency exchange rates	(3)	(5)	2	(28)	(229)
Other	2	—	(5)	8	(6)
	$198	$(21)	$45	$8	$(218)

The company previously held an equity interest in Aptina Imaging Corporation ("Aptina"), which was accounted for under the equity method. On August 15, 2014, ON Semiconductor Corporation completed its acquisition of Aptina. In connection therewith, the Company recognized a gain of $119 million in the fourth quarter of fiscal 2014 based on its diluted ownership interest in Aptina of approximately 27%.

Other non-operating income in the fourth quarters of fiscal 2014 and 2013 included gains of $93 million and $48 million, respectively, recognized in connection with the issuances of common shares by Inotera Memory, Inc., an equity method investment of the company, in May 2014 and May 2013, respectively. As a result of the issuances, the company's interest in Inotera decreased to 33% and 35% in May 2014 and May 2013, respectively.

In fiscal 2014, the company initiated a series of actions to restructure its debt, including:

•	Exchange Transactions: Exchanged $440 million in aggregate principal amount of 2027 Notes, 2031A Notes and 2031B Notes into 2043G Notes.

•
Debt Conversions and Settlement: Holders of substantially all of the company's remaining 2014 Notes, 2027 Notes and 2031A Notes (with an aggregate principal amount of $770 million) converted their notes and the company settled the conversions in cash for $1.45 billion. Also, holders of substantially all of the company's remaining 2031B Notes (with an aggregate principal amount of $114 million) exercised their option in the fourth quarter of fiscal 2014 to convert their remaining notes and, in each case, the company elected to settle the conversion amount entirely in cash, resulting in aggregate payments of $389 million in the first quarter of fiscal 2015.

•	Cash Repurchases: Repurchased $320 million in aggregate principal amount of 2031B Notes, 2032C Notes and 2032D Notes in privately-negotiated transactions for an aggregate of $857 million in cash.

•	Issuance of Non-Convertible Notes: Issued $600 million in principal amount of 5.875% senior notes due February 2022 and $1.15 billion in principal amount of 5.500% senior notes due February 2025.

•	Early Repayment of Debt: Repaid $334 million of notes and capital leases prior to their scheduled maturities.

These actions resulted in aggregate losses of $13 million, $16 million, $80 million and $75 million in the fourth, third, second and first quarters of fiscal 2014, respectively. Loss from extinguishment of debt in fiscal 2013 included $31 million recognized in connection with the partial repurchase of the company's 2014 Notes.

Gain (loss) from changes in currency exchange rates for fiscal 2013 included currency losses of $225 million from changes in the market value of currency hedges executed in connection with the company’s acquisition of MMJ and MMT.

(5)
Income taxes for the fourth quarter and 2014 fiscal year included $72 million and $249 million, respectively, related to the utilization of deferred tax assets as a result of MMJ's and MMT's operations. Income taxes for the fourth quarter of fiscal 2014 also included benefits aggregating approximately $190 million resulting from increases in amounts of net deferred tax assets expected to be utilized by MMJ and MMT. Remaining taxes for fiscal 2014 and 2013 primarily reflect taxes on the company's other non-U.S. operations. The company has a full valuation allowance for its net deferred tax asset associated with its U.S. operations. The provision (benefit) for taxes on U.S. operations for fiscal 2014 and 2013 was substantially offset by changes in the valuation allowance. The company's unrecognized tax benefits increased by approximately $150 million in fiscal 2014, primarily related to transfer pricing and other matters. The increases were substantially offset by changes in the company's deferred tax asset valuation allowance.

(6)	On July 28, 2014, the company issued $1.15 billion in aggregate principal amount of 5.500% Senior Notes due February 2025 (the "2025 Notes"). Issuance costs for the 2025 Notes totaled $13 million.

On February 10, 2014, the company issued $600 million in aggregate principal amount of 5.875% Senior Notes due February 2022 (the "2022 Notes"). Issuance costs for the 2022 Notes totaled $14 million.

On December 20, 2013, the company issued $462 million in aggregate principal amount of 1.258% Secured Notes due January 2019 (the "2019 Notes"), which are collateralized by certain equipment. The principal amount of the 2019 Notes is payable in 10 semi-annual installments payable in January and July of each year, commencing in July 2014. In connection with the issuance of the 2019 Notes, the company paid a guarantee fee of $23 million, which is being amortized over the term of the 2019 Notes.

In connection with the Exchange Transactions, on November 12, 2013, the company issued $1.03 billion principal amount of the 2043G Notes. Each $1,000 of principal amount at maturity had an original issue price of $800. An amount equal to the difference between the original issue price and the principal amount at maturity will accrete in accordance with a schedule set forth in the indenture. The 2043G Notes are convertible into shares of the company's common stock upon the occurrence of certain conditions set forth in the indenture to the 2043G Notes at an initial rate of 34.2936 shares of common stock per $1,000 principal amount at maturity, equivalent to an initial conversion price of approximately $29.16 per share of common stock.

During the first quarter of fiscal 2014, the company made the first MMJ creditor installment payment of $534 million from funds that had been held by MMJ in a current restricted cash account since the acquisition date.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(in millions except per share amounts)

	4th Qtr.	3rd Qtr.
	August 28, 2014	May 29, 2014
GAAP net income attributable to Micron	$1,150	$806
Non-GAAP adjustments:
Tessera license	66	—
Restructure and asset impairments	22	9
Amortization of debt discount and other costs	37	36
Loss on restructure of debt	17	16
(Gain) loss from changes in currency exchange rates	3	5
Gain from disposition of shares in Aptina	(119)	—
Gain from Inotera issuance of shares	(93)	—
Estimated tax effects of above items	(4)	(8)
Non-cash taxes from MMJ and MMT	(118)	49
Total non-GAAP adjustments	(189)	107
Non-GAAP net income attributable to Micron	$961	$913

Number of shares used in diluted per share calculations:
GAAP	1,203	1,190
Effect of capped calls	(27)	(38)
Non-GAAP	1,176	1,152

Diluted earnings per share:
GAAP	$0.96	$0.68
Effects of above	(0.14)	0.11
Non-GAAP	$0.82	$0.79

The table above sets forth non-GAAP net income attributable to Micron, diluted shares and diluted earnings per share. The adjustments above may or may not be infrequent or nonrecurring in nature but are a result of periodic or non-core operating activities of the company. The company believes this non-GAAP information is helpful to understanding trends and in analyzing the company's operating results and earnings. The company is providing this information to investors to assist in performing analyses of the company's operating results. When evaluating performance and making decisions on how to allocate company resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. The presentation of these adjusted amounts vary from numbers presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies.

The company's management excludes the following items in analyzing the company's operating results and understanding trends in the company's earnings:

•	Tessera license;

•	Restructure and asset impairments;

•	Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with the company's convertible debt and the MMJ installment debt;

•	Loss on restructure of debt;

•	(Gain) loss from changes in currency exchange rates;

•	Gain from disposition of shares in Aptina;

•	Gain from Inotera issuance of shares;

•	The estimated tax effects of above items; and

•	Non-cash taxes resulting from utilization of, and other changes in, deferred tax assets of MMJ and MMT.

Non-GAAP diluted shares include the impact of the company's outstanding capped call transactions, which are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of the company's convertible notes.